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MATERION CORPORATION REPORTS THIRD QUARTER 2015 FINANCIAL RESULTS
AND DECLARES FOURTH QUARTER DIVIDEND

MAYFIELD HEIGHTS, Ohio - October 29, 2015 - Materion Corporation (NYSE:MTRN) today reported third quarter 2015 financial results.

▪	Third quarter 2015 GAAP earnings were $0.34 per share, diluted. Adjusted third quarter earnings were $0.40 per share, diluted, in line with Company’s expectations.

▪
First nine months of 2015 GAAP earnings were $1.24 per share, diluted. Adjusted earnings for the first nine months of 2015 were $1.24 per share, diluted, 7% above prior-year adjusted earnings of $1.16 per share, diluted.

▪	Net sales for the third quarter of 2015 were $244.4 million. Value-added sales were $148.8 million, 10% below third quarter 2014 value-added sales.

▪	Cost reduction actions were taken in the quarter to reduce operating costs primarily in China, as well as a structural reorganization to eliminate several executive level positions.

▪	The Company declared a fourth quarter dividend of $0.09 per share.

THIRD QUARTER 2015 RESULTS

Net sales for the third quarter were $244.4 million, compared to net sales of $291.6 million for the third quarter of 2014. Value-added sales were $148.8 million compared to value-added sales of $165.6 million for the third quarter of 2014.

The decrease in value-added sales in the third quarter of 2015 compared to the same period of last year was due primarily to weaker demand from Asian markets, customers tied to oil and gas exploration and the negative impacts from foreign exchange rates. Partially offsetting these headwinds was sales growth in the defense and industrial component markets both year over year and sequentially. New product value-added sales grew 8% over the prior-year comparable period and represented 12% of total third quarter 2015 value-added sales.

Operating profit in the third quarter of 2015 was $10.2 million, which includes $1.8 million in one-time cost reduction initiatives associated with headcount reductions primarily in our China operations and the elimination of several senior-level positions. Excluding these non-recurring costs, adjusted operating profit for the third quarter of 2015 was $12.0 million, 20% below the prior-year third quarter adjusted operating profit of $15.0 million. The decreased profits resulted primarily from the lower value-added sales levels. Adjusted operating profit margin expressed as a percent of value-added sales was 8.1% in the third quarter of 2015, below the prior-year period of 9.1%.

Net income for the third quarter of 2015 was $6.9 million, or $0.34 per share, diluted. This compares to net income of $12.6 million, or $0.61 per share, diluted, for the third quarter of the prior year. Excluding special items in both periods, adjusted earnings for the third quarter of

2015 were in line with Company expectations at $0.40 per share compared to $0.52 per share for the third quarter of 2014.

For the first nine months of 2015, net sales were $811.2 million compared to net sales of $838.5 million for the same period of last year. Value-added sales for the first nine months of 2015 were $473.8 million, up 1% compared to $470.1 million for the same period last year and up 3% exchange rate adjusted. Year-to-date net income was $25.4 million or $1.24 per share, diluted, as compared to $29.9 million in the comparable period of the prior year. Excluding special items in both periods, adjusted earnings grew 7% year over year, from $1.16 per share, diluted, in the first nine months of 2014, to $1.24 per share, diluted, in the first nine months of 2015.

CHAIRMAN’S COMMENTS

Richard J. Hipple, Chairman, President and Chief Executive Officer, stated, “Through the first nine months of 2015 we have increased value-added sales and adjusted earnings over 2014, along with doubling our cash flow from operations. I am satisfied with our year-to-date performance in the challenging environment that we find ourselves. The Materion team has responded very well in taking the necessary actions to counter some of the headwinds. The economic slowdown in China continues, along with the ongoing drop off in oil and gas exploration and the strength of the U.S. dollar; these negative factors reach across several of our end markets and geographies. We do expect to see a recovery in our Asian sales as customer inventories are adjusted in response to the lower growth conditions in Asia.”

“Our long-term strategy of driving sustainable organic growth through new product development and expanding applications of our differentiated product portfolio remains intact. We made meaningful progress in the quarter with several of our strategic growth platforms. For example, optical coating products are being qualified with multiple tier one consumer electronics manufacturers. We are advancing negotiations of long-term beryllium contracts and continue to have design wins with several of our customers regarding newly developed products. While we execute on our long-term growth initiatives we are responding to current demand levels and reducing our cost structure where appropriate.”

BUSINESS SEGMENT REPORTING

Performance Alloys and Composites

Net sales for Performance Alloys and Composites in the third quarter of 2015 were $93.6 million compared to net sales of $114.2 million in the third quarter of 2014. Value-added sales were $79.6 million in the third quarter of 2015, down 16% compared to $94.7 million in the third quarter of 2014. The decline in value-added sales was due to a combination of weaker demand in the oil and gas market, unfavorable foreign exchange rates and slower growth in the consumer electronics and telecommunications infrastructure primarily in Asia, offset in part by stronger demand from the defense and industrial components end markets.

During the third quarter of 2015, Performance Alloys and Composites, in response to the lower business levels, reduced headcount by 4% and reorganized the management structure to reduce senior level positions.

Operating profit for the third quarter of 2015 was $4.5 million compared to prior-year operating profit of $10.8 million. The decline in operating profit is a result of the reduction in value-added sales and unfavorable product mix. Operating profit as a percent of value-added sales for the third quarter of 2015 was 5.7%.

Advanced Materials

Advanced Materials’ net sales for the third quarter of 2015 were $113.6 million, compared to third quarter of 2014 net sales of $137.6 million. After a strong first half, value-added sales for the third quarter of 2015 were $44.5 million, down 3% compared to the third quarter 2014 value-added sales of $46.1 million. The decline in the third quarter value-added sales compared to the same period last year was driven primarily from the weakness in Asia customers serving the consumer electronics, services and telecommunications infrastructure end markets. These weaknesses were offset in part by strength from the solar energy, industrial components, medical and defense end markets.

Operating profit for the third quarter of 2015 was $7.0 million, down 10% compared to operating profit of $7.8 million in the third quarter of 2014. Operating profit as a percent of value-added sales for the third quarter of 2015 was 15.7%, compared to 16.9% for the prior-year period.

Other

The Other segment includes the operating results of the Precision Coatings group and unallocated corporate costs.

Within the Other segment, Precision Coatings’ net sales for the third quarter of 2015 were $37.2 million, which compares to net sales of $39.9 million for the third quarter of 2014. Value-added sales for the third quarter of 2015 were $25.7 million, compared to value-added sales of $27.0 million for the same period of 2014. Similar to the second quarter of 2015 results, the year-over-year decline was driven by weaker demand in consumer electronics, particularly the projector display market. These declines were offset by a 2% growth in medical end-market sales, the group’s largest end market.

Precision Coatings’ operating profit for the third quarter of 2015 was $2.3 million. Adjusted operating profit for the third quarter of 2015, excluding severance and other cost reduction actions primarily related to the precision optics operation in China, was $3.6 million, up $1.5 million as compared to the same period of last year. Adjusted operating profit as a percent of value-added sales was 14%, up approximately 600 basis points above the same period last year. The improved profitability on lower sales volume is reflective of improved product mix and lower operating costs.

OUTLOOK

Demand in Asia, primarily China, fell off significantly in the third quarter and oil and gas related demand deteriorated sequentially and year over year. Recovery in these two key markets is not forecasted to occur in the fourth quarter. Given these softening market demand conditions and the greater than forecasted decline in third quarter order entry, we are revising our full-year adjusted EPS guidance to $1.55 - $1.65 per share, diluted. On an encouraging note, our weekly order rate appears to have bottomed out and is modestly recovering from the trough levels, but not yet achieving levels seen in late 2014 and the first half of 2015. This increase in order rate most likely reflects some of the market inventory adjustments having been liquidated.

DIVIDEND

Today the Company announced the declaration of its fourth quarter dividend of $0.09 per share payable on November 27, 2015 to shareholders of record on November 9, 2015.

CONFERENCE CALL

Materion Corporation will host a conference call with analysts at 9:00 a.m. Eastern Standard Time, October 29, 2015. The conference call will be available via webcast through the Company’s website at www.materion.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-0778. Callers outside the U.S. can dial (201) 689-8565. A replay of the call will be available until November 13, 2015 by dialing (877) 660-6853 or (201) 612-7415; please reference Conference ID Number 13621493. The call will also be archived on the Company’s website.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular, the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors.

These factors include, in addition to those mentioned elsewhere herein:

▪	Actual net sales, operating rates and margins for 2015;

▪	Our ability to strengthen our internal control over financial reporting and disclosure controls and procedures;

▪	The global economy;

▪	The impact of any U.S. Federal Government shutdowns and sequestrations;

▪
The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being: consumer electronics, industrial components, medical, automotive electronics, energy, telecommunications infrastructure, defense, commercial aerospace, and science;

▪	Changes in product mix and the financial condition of customers;

▪	Our success in developing and introducing new products and new product ramp-up rates;

▪	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

▪	Our success in integrating acquired businesses;

▪	The impact of the results of acquisitions on our ability to fully achieve the strategic and financial objectives related to these acquisitions;

▪	Our success in implementing our strategic plans and the timely and successful completion and start-up of any capital projects;

▪	The availability of adequate lines of credit and the associated interest rates;

▪
Other financial factors, including the cost and availability of raw materials (both base and precious metals), physical inventory valuations, metal financing fees, tax rates, exchange rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive compensation plans;

▪	The uncertainties related to the impact of war, terrorist activities and acts of God;

▪	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

▪	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects;

▪	The success of the realignment of our businesses; and

▪	The risk factors as set forth in Item 1A of our Form 10-K for the year ended December 31, 2014.

Materion Corporation is headquartered in Mayfield Heights, Ohio. The Company, through its wholly owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

Investor Contact:                    Media Contact:

Michael C. Hasychak                Patrick S. Carpenter
(216) 383-6823                    (216) 383-6835
mike.hasychak@materion.com            patrick.carpenter@materion.com

http://www.materion.com
Mayfield Hts-g
###

Attachment 1
Materion Corporation
Consolidated Statements of Income
(Unaudited)

	Third Quarter Ended		Nine Months Ended
(In thousands except per share amounts)	Oct. 2, 2015	Sept. 26, 2014 (a)	Oct. 2, 2015	Sept. 26, 2014 (a)
Net sales	$244,354	$291,570	$811,233	$838,465
Cost of sales	200,351	236,727	663,548	688,359
Gross margin	44,003	54,843	147,685	150,106
Selling, general and administrative expense	29,753	34,510	101,578	100,584
Research and development expense	2,501	3,243	9,435	9,473
Other — net	1,590	(644)	(532)	(3,177)
Operating profit	10,159	17,734	37,204	43,226
Interest expense — net	586	764	1,893	2,132
Income before income taxes	9,573	16,970	35,311	41,094
Income tax expense (benefit)	2,637	4,326	9,868	11,229
Net income	$6,936	$12,644	$25,443	$29,865

Basic earnings per share:
Net income per share of common stock	$0.35	$0.61	$1.26	$1.45

Diluted earnings per share:
Net income per share of common stock	$0.34	$0.61	$1.24	$1.42

Cash dividends per share	$0.090	$0.085	$0.265	$0.250

Weighted-average number of shares of common stock outstanding
Basic	20,087	20,490	20,128	20,579
Diluted	20,383	20,870	20,458	20,971

(a) Prior year amounts have been revised to correct an error in stock compensation expense. Net income for the quarter and nine months ended September 26, 2014 was increased by $204 and $120, respectively.

Attachment 2
Materion Corporation
Consolidated Balance Sheets
(Unaudited)

(In thousands)	Oct. 2, 2015	Dec. 31, 2014 (a)
Assets
Current assets
Cash and cash equivalents	$24,826	$13,150
Accounts receivable	113,961	112,780
Inventories	221,547	232,409
Prepaid expenses	16,902	14,953
Deferred income taxes	11,919	13,402
Total current assets	389,155	386,694

Long-term deferred income taxes	17,722	17,991

Property, plant and equipment	826,286	800,671
Less allowances for depreciation, depletion and amortization	(565,086)	(553,083)
Property, plant and equipment—net	261,200	247,588
Intangible assets	14,312	18,559
Other assets	5,023	4,781
Goodwill	86,725	86,725
Total assets	$774,137	$762,338

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$15,234	$653
Accounts payable	29,017	36,239
Other liabilities and accrued items	49,325	59,151
Income taxes	3,764	3,144
Unearned revenue	4,105	4,879
Total current liabilities	101,445	104,066

Other long-term liabilities	17,344	18,203
Retirement and post-employment benefits	98,093	103,891
Unearned income	47,099	51,796
Long-term income taxes	1,750	1,750
Deferred income taxes	2,232	—
Long-term debt	31,038	23,613
Shareholders’ equity	475,136	459,019
Total liabilities and shareholders’ equity	$774,137	$762,338

(a) Prior year amounts have been revised to correct an error in stock compensation expense.

Attachment 3
Materion Corporation
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	Oct. 2,	Sept. 26
(In thousands)	2015	2014 (a)
Cash flows from operating activities:
Net income	$25,443	$29,865
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation, depletion and amortization	26,069	26,808
Amortization of deferred financing costs in interest expense	497	627
Amortization of mine development costs	2,393	5,525
Stock-based compensation expense (non-cash)	4,518	3,940
Changes in assets and liabilities net of acquired assets and liabilities:
Decrease (increase) in accounts receivable	(1,583)	(15,184)
Decrease (increase) in inventory	9,928	(24,148)
Decrease (increase) in prepaid and other current assets	(1,965)	(579)
Decrease (increase) in deferred income taxes	3,841	71
Increase (decrease) in accounts payable and accrued expenses	(19,299)	2,315
Increase (decrease) in unearned revenue	(773)	760
Increase (decrease) in interest and taxes payable	896	6,017
Increase (decrease) in long-term liabilities	(5,175)	(14,976)
Other-net	54	(14)
Net cash (used in) provided from operating activities	44,844	21,027
Cash flows from investing activities:
Payments for purchase of property, plant and equipment	(24,085)	(19,843)
Payments for mine development	(16,972)	(670)
Proceeds from sale of property, plant and equipment	43	3,084
Other investments-net	—	(2)
Net cash used in investing activities	(41,014)	(17,431)
Cash flows from financing activities:
Repayment of short-term debt	14,152	(291)
Proceeds from issuance of long-term debt	53,990	33,252
Repayment of long-term debt	(46,275)	(18,739)
Principal payments under capital lease obligations	(582)	(497)
Cash dividends paid	(5,331)	(5,156)
Repurchase of common stock	(7,129)	(15,615)
Issuance of common stock under stock option plans	—	360
Tax benefit from stock compensation realization	—	109
Net cash provided from (used in) financing activities	8,825	(6,577)
Effects of exchange rate changes	(979)	(183)
Net change in cash and cash equivalents	11,676	(3,164)
Cash and cash equivalents at beginning of period	13,150	22,774
Cash and cash equivalents at end of period	$24,826	$19,610

(a) Prior year amounts have been revised to correct an error in stock compensation expense.

Attachment 4
Materion Corporation
Reconciliation of Non-GAAP Measure - Value-added Sales
(Unaudited)

	Third Quarter Ended						Nine Months Ended
(In millions)	Oct. 2, 2015			Sep. 26, 2014(a)			Oct. 2, 2015			Sep. 26, 2014(a)
Net Sales
Performance Alloys and Composites	$93.6			$114.2			$304.5			$321
Advanced Materials	113.6			137.6			394.9			412
Other	37.2			39.8			111.8			105.5
Precision Coatings		37.2			39.9			112			107.9
Corporate		—			(0.1)			(0.2)			(2.4)
Total	$244.4			$291.6			$811.2			$838.5

Less: Pass-through Metal Cost
Performance Alloys and Composites	$14			$19.5			$47.8			$56.4
Advanced Materials	69.1			91.5			251.9			279.3
Other	12.5			15			37.7			32.7
Precision Coatings		11.5			12.9			36.6			32
Corporate		1			2.1			1.1			0.7
Total	$95.6			$126.0			$337.4			$368.4

Value-added Sales (non-GAAP)
Performance Alloys and Composites	$79.6			$94.7			$256.7			$264.6
Advanced Materials	44.5			46.1			143			132.7
Other	24.7			24.8			74.1			72.8
Precision Coatings		25.7			27			75.4			75.9
Corporate		(1)			(2.2)			(1.3)			(3.1)
Total	$148.8			$165.6			$473.8			$470.1

Gross Margin			% of VA			% of VA			% of VA			% of VA
Performance Alloys and Composites	$18		23%	$26.8		28%	$66.7		26%	$74.1		28%
Advanced Materials	17.1		38%	19.3		42%	56.6		40%	53		40%
Other	8.9		—	8.7		35%	24.4		—	23		—
Precision Coatings		9.2	36%		9	33%		25	33%		23.8	31%
Corporate		(0.3)	30%		(0.3)	—		(0.6)	46%		(0.8)	—
Total	$44		30%	$54.8		33%	$147.7		31%	$150.1		32%

Materion Corporation
Reconciliation of Non-GAAP Measure - Value-added Sales
(Unaudited)

	Third Quarter Ended						Nine Months Ended
(In millions)	Oct. 2, 2015			Sep. 26, 2014(a)			Oct. 2, 2015			Sep. 26, 2014(a)
Operating Profit			% of VA			% of VA			% of VA			% of VA
Performance Alloys and Composites	$4.5		6%	$10.8		11%	$20.7		8%	$23.3		9%
Advanced Materials	7		16%	7.8		17%	23.3		16%	25.5		19%
Other	(1.3)		—	(0.9)		—	(6.8)		—	(5.6)		—
Precision Coatings		2.3	9%		2.1	8%		4.5	6%		6.7	9%
Corporate		(3.6)	—		(3)	—		(11.3)	—		(12.3)	—
Total	$10.2		7%	$17.7		11%	$37.2		8%	$43.2		9%

Special Items
Performance Alloys and Composites	$—			$—			$—			$—
Advanced Materials	—			—			—			(5)
Other	1.8			(2.7)			0.3			(3.5)
Precision Coatings		1.3			—			1.3			(2.5)
Corporate		0.5			(2.7)			(1.6)			(1)
Total	$1.8			$(2.7)			$0.3			$(8.5)

Operating Profit Excluding Special Items			% of VA			% of VA			% of VA			% of VA
Performance Alloys and Composites	$4.5		6%	$10.8		11%	$20.7		8%	$23.3		9%
Advanced Materials	7		16%	7.8		17%	23.3		16%	20.5		15%
Other	0.5		—	(3.6)		—	(7.1)		—	(9.1)		—
Precision Coatings		3.6	14%		2.1	8%		5.8	8%		4.2	6%
Corporate		(3.1)	—		(5.7)	—		(12.9)	—		(13.3)	—
Total	$12		8%	$15		9%	$36.9		8%	$34.7		7%

The cost of gold, silver, platinum, palladium and copper is passed through to customers and therefore the trends and comparisons of net sales are affected by movements in the market price of these metals. Internally, management also reviews net sales on a value-added basis. Value-added sales is a non-GAAP measure that deducts the value of the pass-through metals sold from net sales. Value-added sales allows management to assess the impact of differences in net sales between periods or segments and analyze the resulting margins and profitability without the distortion of the movements in pass-through metal prices. The dollar amount of gross margin and operating profit is not affected by the value-added sales calculation. The Company sells other metals and materials that are not considered direct pass throughs and their costs are not deducted from net sales to calculate value-added sales.

The Company’s pricing policy is to pass the cost of these metals on to customers in order to mitigate the impact of price volatility on the Company’s results from operations. Value-added information is being presented since changes in metal prices may not directly impact profitability. It is the Company’s intent to allow users of the financial statements to review sales with and without the impact of the pass-through metals.

(a) Operating loss for Corporate for the third quarter and nine months ended September 26, 2014 was reduced by $0.3 and $0.2 respectively, to correct an error in stock compensation expense.

Attachment 5
Materion Corporation
Reconciliation of Non-GAAP Measure - Profitability
(Unaudited)

	Third Quarter Ended		Nine Months Ended
(In millions except per share amounts)	Oct. 2, 2015	Sept. 26, 2014	Oct. 2, 2015	Sept. 26, 2014
GAAP as Reported
Net Sales	$244.4	$291.6	$811.2	$838.5
Gross margin	44	54.8	147.7	150.1
Operating profit	10.2	17.7	37.2	43.2
Net income	6.9	12.6	25.4	29.9
EPS - Diluted	$0.34	$0.61	$1.24	$1.42

Reorganization costs (benefits)
Cost of goods sold	$0.6	$—	$0.6	$0.2
Selling, general and administrative	1.2	0.3	1.2	0.8
Other-net	—	—	—	(2.6)
Recovery from insurance and other litigation, net of expenses
Cost of goods sold	$—	$—	$—	$—
Selling, general and administrative	$—	$1	$1.7	$3.9
Other-net	—	(4)	(3.8)	(10.8)
Total special items	$1.8	$(2.7)	$(0.3)	$(8.5)
Special items - net of tax	$1.3	$(1.8)	$(0.2)	$(5.6)
Tax Special Item	$—	$—	$0.2	$—

Non-GAAP Measures - Adjusted Profitability
Value-added (VA) sales	$148.8	$165.6	$473.8	$470.1
Gross margin	44.6	54.8	148.3	150.3
Gross margin % of VA	30.0%	33.1%	31.3%	32.0%
Operating profit	12	15	36.9	34.7
Operating profit % of VA	8.1%	9.1%	7.8%	7.4%
Net income	8.2	10.8	25.4	24.3
EPS - Diluted	$0.4	$0.52	$1.24	$1.16

In addition to presenting financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release contains financial measures, including gross margin, operating profit, net income and earnings per share, on a non-GAAP basis. As detailed in the above reconciliation, we have adjusted out the cost (benefit) impact of the net recovery from insurance and other litigation claims, reorganization costs (benefits) and certain income tax items from the applicable GAAP measure. Internally, management reviews the results of operations without the impact of these costs in order to assess the profitability from ongoing activities. We are providing this information because we believe it will assist investors in analyzing our financial results and, when viewed in conjunction with the GAAP results, provide a more comprehensive understanding of the factors and trends affecting our operations.

Attachment 6
Materion Corporation
Value-added sales by Market
(Unaudited)

(in millions)

	Third Quarter Ended			Nine Months Ended
	Oct. 2, 2015	Sept. 26, 2014	% Change	Oct. 2, 2015	Sept. 26, 2014	% Change
Materion Corporation
Consumer Electronics	$38.3	46.0	(17)%	$125.4	132.8	(6)%
Industrial Components	25.3	23.0	10%	73.8	64.2	15%
Medical	18.6	21.6	(14)%	54	55.0	(2)%
Automotive Electronics	13.3	14.1	(6)%	43.3	41.6	4%
Energy	8.0	14.0	(43)%	29.5	38.4	(23)%
Defense	13	9.7	34%	34.1	26.8	27%
Telecom Infrastructure	8.2	11.0	(25)%	27.9	29	(4)%
Other	24.1	26.2	(8)%	85.8	82.3	4%
Total	$148.8	$165.6	(10)%	$473.8	$470.1	1%
Performance Alloy and Composites
Consumer Electronics	$13.7	$16.5	(17)%	$46.1	$48.5	(5)%
Industrial Components	19.6	18.2	8%	55.1	48.4	14%
Medical	1.1	4.8	(77)%	4.6	11.2	(59)%
Automotive Electronics	12.5	13.8	(9)%	40.1	40.6	(1)%
Energy	4.3	11.1	(61)%	18	29.3	(39)%
Defense	8.4	5.5	53%	20.2	15.4	31%
Telecom Infrastructure	6.1	8.4	(27)%	20.4	21.8	(6)%
Other	13.9	16.4	(15)%	52.2	49.4	6%
Total	$79.6	$94.7	(16)%	$256.7	$264.6	(3)%
Advanced Materials
Consumer Electronics	$20.3	$22.6	(10)%	$65.4	$64.2	2%
Industrial Components	4.9	4.4	11%	16.4	13.7	20%
Medical	3.1	2.7	15%	8.3	6.7	24%
Automotive Electronics	—	—	—%	—	—	—%
Energy	3.7	2.9	28%	11.5	9.1	26%
Defense	1.5	1.3	15%	5	4.0	25%
Telecom Infrastructure	2.1	2.6	(19)%	7.5	7.2	4%
Other	8.9	9.6	(7)%	28.9	27.8	4%
Total	$44.5	$46.1	(3)%	$143	$132.7	8%
Other
Consumer Electronics	$4.3	$6.9	(38)%	$13.9	$20.1	(31)%
Industrial Components	0.8	0.4	100%	2.3	2.1	10%
Medical	14.4	14.1	2%	41.1	37.1	11%
Automotive Electronics	0.8	0.3	167%	3.2	1	220%
Energy	—	—	—%	—	—	—%
Defense	3.1	2.9	7%	8.9	7.4	20%
Telecom Infrastructure	—	—	—%	—	—	—%
Other	1.3	.2	—%	4.7	5.1	—%
Total	$24.7	24.8	—%	$74.1	72.8	2%